CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 30, 2008, relating to the financial statements and financial highlights which appear in the October 31, 2008 Annual Reports to Shareholders of the Fixed Income SHares: Series C Portfolio, Fixed Income SHares: Series H Portfolio, Fixed Income SHares: Series M Portfolio, and Fixed Income SHares: Series R Portfolio(each a portfolio of the Fixed Income SHares Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
PricewaterhouseCoopers
Kansas City, Missouri
February 25, 2009